December 28, 2011

Ms. Catherine Burzik
c/o Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, Texas 78230

Re: Completion of Transition
Dear Cathy:

This letter confirms our latest discussions of your successful completion of the post-closing transition period as Chief Executive Officer of Officer of Kinetic Concepts, Inc. (“KCI”) and LifeCell Corporation (“LifeCell”). Effective close of business on January 4, 2012, you resign as Chief Executive Officer of KCI and LifeCell and as a member of the Board of Directors of Chiron Holdings GP, Inc. (“CHGPI”) and of other offices, boards and fiduciary positions held with KCI and any KCI affiliates or their employee benefit plans (and related trusts) if any.
In connection with such resignation, we will honor the terms of your transition agreement with KCI and certain affiliates dated November 2, 2011 (“Transition Agreement”) pursuant to which, as more fully set forth therein, and subject to the terms thereof: (a) you will continue to receive your current salary (referred to in the Transition Agreement as your Transition Period Compensation) through February 5, 2012; (b) following your termination on January 4, 2012, you will receive your cash severance in accordance with the terms of the USAA Deferred Payment Trust; (c) you will receive your full 2011 bonus (based on KCI’s performance under the annual bonus plan and for which purpose you will be deemed to have achieved all individual performance objectives) and up to 18 months of KCI-paid COBRA premiums; (d) you will receive any accrued unpaid salary and unused vacation and other regular employee benefits due, and unreimbursed business expenses incurred, through your termination date ; (e) you continue to be entitled (i) to a parachute tax-gross up and (ii) to reimbursement of legal expenses in the unlikely event of any dispute relating to the Transition Agreement; and (f) you continue to be indemnified and held harmless, and insured under a contract of directors and officers liability insurance, for your acts and omissions through your employment termination and resignation from the CHGPI Board of Directors, to the same extent as applied prior to Closing (as defined under the Transition Agreement).
Also, as more particularly described in your Transition Agreement you continue to be obligated under the restrictive covenants provided in the Nondisclosure and Non-Competition Agreements previously agreed to between you and KCI.
As is customary for KCI departing executives, KCI will transfer ownership to you of your laptop computer equipment, your home-based printer, and Blackberry device (including cellular telephone number), and any assignable software and licenses for those devices, provided that KCI will first remove any confidential or proprietary information from those devices (of course, you may retain your Outlook contact address book in those devices). KCI will also pay your reasonable professional expenses up to a maximum amount of $10,000 (and any taxes, grossed up, respecting such payment) incurred to advise and assist you in connection with these discussions and preparation of this letter.
On behalf of the Board and the entire KCI family, we thank you for your commitment to KCI and wish you all the best in your future endeavors.
Please signify your concurrence to the above arrangements as provided below.

/s/ Buddy Gumina
Buddy Gumina, Chairman
Board of Directors of Chiron Holdings GP, Inc., the General Partner of Chiron Guernsey Holdings L.P. Inc.

Accepted and agreed:

/s/ Cathy Burzik
Catherine Burzik